Exhibit 4.183

GEOTHERMAL LEASE AND AGREEMENT

THIS LEASE AGREEMENT ("Agreement") is made and entered into by and between John Curtis Rutherford and Suzanne Lewis Rutherford, husband and wife, as Joint Tenants, an undivided one-half (112) interest and Thomas B. Rutherford and Tracy L. Rutherford, as trustees of the Rutherford Family Trust dated April 13, 1992, an undivided one-half (1/2) interest ("Lessor"), and ICELAND AMERICA ENERGY, INC, a California corporation, located at 707 Wilshire Blvd, Suite 4500, Los Angeles, CA 90017 ("Lessee"). Lessor and Lessee are hereinafter sometimes referred to as the “Party” or collectively as the "Parties." The Effective Date of this Agreement shall be June 13, 2008.

RECITALS

WHEREAS, Lessor is the owner of 160.00 acres of the surface and mineral e3states underlying the following real property, situated in Imperial County, State of California, known and described as follows:

West Half of the North Half of Tract 37, Township 13 South, Range 16 East

WHEREAS, the Parties hereto are desirous of having the Property developed for the production and use of geothermal Resources;

NOW THEREFORE, in consideration of the mutual promises contained herein, and for other valuable consideration hereby acknowledged by the Parties as received, the Parties do herein enter into the following Agreement:

AGREEMENT

1.	GRANT OF LEASE AND RIGHTS.

(a) Lessor, for and in consideration of the sum of $10.00 and other valuable consideration in hand paid, and of the rental payments and royalties herein provided, does hereby grant, demise, lease and let unto Lessee, the Property with the sole and exclusive right to Lessee to drill for, produce, extract, take and remove therefrom:

(1)	all products of geothermal processes, embracing indigenous steam, hot water and hot brines;
(2)	steam and other gases, hot water and hot brines resulting from water, gas, or other fluids artificially introduced into subsurface formations;
(3)	heat or other associated energy found beneath the surface of the earth;
(4)	water from geo-pressured zones; and
(5)

by-products of any of the foregoing, such as, products or minerals which are found in solution or association with or derived from any of the foregoing including hydrocarbon gases or liquids that can be produced separately from the well or solids and/or precious minerals that may be mined from the Property or otherwise produced in conjunction with condensed steamed or processed water (hereinafter, collectively referred to as "Resources").

(b) Except as provided in Section 6, below, Lessee is hereby granted the sole and exclusive right to store, utilize, process, convert, and otherwise use such Resources on or off the Property and to sell the same or any part thereof on or off the Property during the term hereof.

(c) Except as provided in Section 6, below, Lessee shall further have the sole and exclusive right of entry onto the surface and subsurface of the Property at all times for said purposes, and to further exercise this sole and exclusive right, consistent with the purposes of this Agreement, to construct, use, maintain, erect, repair and replace thereon, and to remove therefrom all roads, pipelines, ditches and lanes, telephone and telegraph lines, utility installations, power lines, poles, tanks, evaporation or settling basins, extraction or processing plants, machinery, equipment, buildings, electric power plants, and equipment for generation and transmission of electric power.

(d) Except as provided in Section 6, below, Lessee shall also have the sole and exclusive right of entry to further exercise this sole and exclusive right to handle, treat, and store the Resources, and all structures and facilities relating thereto, which Lessee may desire to erect, construct or install in carrying on Lessee's business and operations on or from the Property and other real property in the vicinity of the Property.

(e) Lessee shall have the further sole and exclusive right to further exercise this sole and exclusive right, subject to Section 6 of this Agreement, at such locations on the Property as Lessee, in its sole discretion, shall determine, to erect, maintain, operate and/or remove a power plant or plants, structures, and facilities with all necessary appurtenances for the conversion of the Resources into heat, power or another form of energy.

(f) Except as provided in Section 6, below, Lessee shall have this sole and exclusive right for the extraction of products from steam, brine or water produced from the Property and other real property in the vicinity of the Property, including all rights necessary or convenient thereto, together with rights of way for passage over, upon and across and ingress and egress to and from the Property for any or all of the above mentioned purposes.

(g) The sole and exclusive rights granted Lessee in the preceding paragraph shall be exercised in a prudent and workmanlike manner and in a manner that gives due consideration to, and does not unreasonably interfere with, Lessor' current use of the surface areas of the Property for existing agricultural production and other purposes, and in accordance with and subject to Section 6, below.

(h) The sole and exclusive rights granted Lessee in the preceding paragraphs, if exercised in such a manner as to deprive Lessor of the use of the surface areas of the Property for financial gain by whatever means, shall obligate Lessee to compensate Lessor for the loss of said use of the surface areas of the Property.

(i) Compensation for Lessor's loss of the use of the surface areas of the Property shall be $ 450.00 per annum, per acre, plus all applicable advance royalty payments under Section 2(g), below, which shall continue for surface usage for power plants, drill sites, roads, or production facilities even after royalty payments commence.

j) Lessee shall also have the sole and exclusive right to utilize or dispose of waste brine and other waste products from a well or wells on the Property, or on other land in the vicinity into a well or wells drilled or converted for that purpose on the Property or on other land in the vicinity, and the sole and exclusive right to inject water, brine, steam and gases from a well or wells on the Property or such other land for the purpose of maintaining or restoring pressure, increasing or maintaining production, or testing in the production zones beneath the Property or other land in the vicinity thereof.

(k) Subject to Sections 6, 10 and 11, below, Lessor hereby grants to Lessee the sole and exclusive right to enter upon and explore the Property by geological, geophysical or other methods, whether now known or not.

(l) The Effective Date of this Lease shall be June 13, 2008.

2. LEASE TERMS AND ADVANCE ROYALTIES

(a) Subject to Section 2(b), below, and subject to possible extensions as provided below in this Section 2(a), this Agreement shall be for a term of four (4) years from the Effective Date ("Primary Term").

(b) If at the time of expiration of the Primary Term, Lessee is able to demonstrate to the reasonable satisfaction of Lessor and consistent with industry practices that Lessee has:

(i)	Engaged in sufficient research of the Resources on the Property to support geothermal drilling operations on the Property; and

(2) Engaged in geothermal drilling operations on the Property or commenced the process of permitting or the construction of a geothermal power facility on or near the Property which will utilize Resources from the Property for the generation of electrical power when placed in operation;

or

(3) Received and accepted a geothermal resource evaluation report from a reputable geo-engineering or geophysical consultant, confirming the likelihood that the Resources will support the development of a 20 MW or larger geothermal power project on or near the Property; and

(4) Received and accepted a financeable power purchase agreement ("PPA") from a regulated utility company or wholesale purchaser of electrical power, which identifies the Property as the source of some or all of the Resources to be used for the generation of electrical power under the PPA, then the Primary Term shall be extended for an additional four (4) years (the "Extended Term") upon payment of the additional advance royalties as provided for in Section 2(g), below. For avoidance of doubt, the Extended Term can be effectuated only upon occurrence of conditions 1 and 2 above or 3 and 4 above.

(c) Lessee shall provide to Lessor semi-annual reports within ninety (90) days of the conclusion of such semi-annual time period on the status of its activities to achieve the activities set forth in 2(b)(1)-(4), inclusive, above, in order to demonstrate its good faith efforts to accomplish such.

(d) If, on or before the end of the Primary Term or the Extended Term, as applicable, Resources are being continuously produced in commercial quantities from the Property for utilization in an electric power generating plant or processing facility generating royalties to Lessor, this Agreement shall continue for so long as such Resources continue to be so continuously commercially produced, and Lessee shall pay to Lessor the royalties set forth in Section 3, below. Subject to Section 2(f), below, once the electrical power generating plant or processing facility has ceased production, Lessee shall quitclaim back to Lessor all of the Property and promptly complete its abandonment and restoration obligation under this Agreement.

(e) During the Term of this Agreement, Lessee shall periodically cause the surface and mineral portions of the Property that are not used for potential electric power generation facilities or wells, to be returned to Lessor. Following return of such portions of the Property, Lessee shall no longer be required to pay Advance Royalties to Lessor for such returned portions of the Property.

(f) If after Resources from the Property have been produced in commercial quantities for utilization in an electric power generating plant or processing facility and the plant or plants are thereafter shut down for six (6) months or more for any reason, Lessee may maintain this Agreement in full force and affect for an additional two (2) year period by paying to Lessor the highest annual Advance Royalties specified in Paragraph 2(g), below, plus CPI adjustments for such period of time until commercial production is restored.

(g) Lessee shall pay Lessor upon the Effective Date of this Lease an initial bonus payment of $ 5.00 per surface acre and $ 5.00 per net subsurface acre ("Initial Bonus Payment"), which shall maintain the Agreement for the duration of the Primary Term.

If the Agreement is extended for the Extended Term the annual Advance Royalties shall be paid as follows:

(1)	Fifth Year ($ 5.00 per surface acre and$ 5.00 per net subsurface acre)
(2)	Sixth Year ($ 6.00 per surface acre and$ 6.00 per net subsurface acre)
(3)	Seventh Year ($ 7.00 per surface acre and $ 7.00 per net subsurface acre)
(4)	Eighth Year and through the remaining years of the Extended Term, $ 10.00 per acre.

(h) Upon Lessee selling or using the Resources from Lessor's Property in Commercial Quantities during the Primary or Extended Term, Lessee's Primary and Extended Term, Advance Royalty payment obligations will immediately terminate and Lessee will commence payment of Royalties, subject to a credit for Advance Royalties paid, for the sale and use of said Resources to Lessor as set forth in Section 3 below. Sale of Resources in "Commercial Quantities" shall mean that generation of gross revenues to the Lessee in excess of $100,000 per month on a continuous and recurring basis.

3.	ROYALTIES.

(a) Lessee shall pay to Lessor a royalty or royalties out of the gross proceeds received by Lessee from the sale or use of Resources, or the re-injection of geothermal resource produced from adjoining property ("Other Resources") in proportion to Lessor's Participation Interest in the operative Unit (as such terms are defined in Section 12, below) from which the Resources are produced, in whole or in part, or from which Other Resources are re-injected through wells located on the Property. Separate compensation for easements shall also be required at market terms and rates.

(b) If Lessee sells any Resources, which do not require processing as described in Section 1(a) of this Agreement produced from the Property as such, a royalty of ten percent (10%) of the gross value received from the sale by Lessee of them Resources, if sold off the Property or the Unit area, as the case may be, shall be paid to Lessor.

(c) If Lessee generates electric power from a generating or power processing facility which utilizes any Resources or otherwise converts any Resources into electric power from a designated resource area or Unit and sells any of the electric power to one or more third parties ("Electricity Revenues"), a royalty of three and one-half percent (3.5%) of the gross revenues received from the sale of such electric power.

(d) If Lessee uses Resources at a commercial facility other than an electric power generating facility, a royalty of five percent (5%) of the gross proceeds shall be paid on a proportionate basis to the Lessor.

(e) Lessee may use, free of royalty, Resources and electric power developed from the Property for all operations authorized under the Agreement, including operation of the generating facility or facilities, and Lessee shall not be required to account to Lessor for or pay royalty on any Resources reasonably lost or consumed in operations hereunder, provided that, if Lessee is able to purchase power from a third-party at lower rates, it shall endeavor to do so.

(f) Lessee shall pay to Lessor within thirty (30) days of receipt of payment from the purchaser of electricity or Resources, or both, the royalties accrued and payable for the preceding calendar month. Concurrently with making each such royalty payment, Lessee shall deliver to Lessor a statement including the supporting statement from the purchaser of the electrical power setting forth the basis for the determination of the royalty then paid by Lessee.

(g) In the event Lessee sells any Resources to an entity affiliated with the Lessee, the royalty payment shall be calculated on the greater of: (1) the gross proceeds received by the Lessee or (2) the net fair market value of the Resources sold to the affiliated entity.

(h) For purposes of calculating royalties, gross proceeds received from Lessee shall include all revenues directly derived from the sale of electricity from the ownership of power plants receiving Resources from the Property, including all sales of electricity through bilateral power sales contracts; provided, however, for purposes of calculating royalties, gross proceeds shall not include any favorable loans, subsidies or tax credits received by the Lessee from power purchase or any governmental entity associated with "green" or "clean" power alternatives, whether such net purchase credits, loans, subsidies or tax credits are available now or in the future.

4.	PAYMENTS.

(a) All payments required to be made by Lessee to Lessor hereunder shall be paid to Lessor by separate check or other conventional commercial means.

(b) No change in the ownership of the Property or of any right to recover payments due Lessor hereunder shall be binding on Lessee until Lessee shall have been furnished adequate written evidence thereof.

(c) Until such notice, if any, is furnished to Lessee, Lessee shall continue to make all payments to the office or depository last designated by Lessor in Section 23, below.

5.	UNECONOMIC SUBSTANCES.

(a) Nothing contained herein shall require Lessee to produce any Resources or to recover, save and market any of the Resources contained in the brines or other well output produced from wells on the Property, which, in Lessee's reasonable judgment, is not economic to produce, recover, save or market. Lessee shall have the right, without accountability to Lessor therefore, to waste or dispose of any such uneconomic Resources by such lawful manner or means as Lessee shall deem appropriate under the circumstances.

(b) Lessee shall not be obligated to produce Resources it is unable to market at the well or wells, or facility or facilities. It is recognized that the market demand for the Resources may vary from time to time and during such periods as there is no market at the well or wells, or the facility or facilities for any of the Resources, Lessee shall have no obligation to produce, process, and extract such Resources. Lessee shall have no obligation to save or process by-products described in Section l(a)(5), above.

(c) Subject to the foregoing, and except as herein otherwise provided, Lessee agrees that any wells it may drill and wells completed and thereafter operated, shall be drilled, developed, and operated with reasonable diligence and in accordance with prudent geothermal development and operating practices, and in compliance with all applicable laws.

6.	SURFACE OPERATIONS.

(a) No well shall be drilled within one thousand (1,000) feet of any residence, structure, or other building now on the Property, without the prior written consent of the owner thereof.

(b) Lessee shall pay Lessor for any damages to agricultural produce, products, commodities or crops and any and all other surface improvements caused by its operations on the Property. Such payments shall be based upon the fair market value of such produce, products, commodities, crops or improvements at the time such damage occurs.

(c) In the event any buildings and/or personal property shall be damaged, destroyed, or required to be removed because of Lessee's operations on the Property, Lessee shall be liable for payment of the reasonable replacement value thereof to the owner.

(d) Upon completion of any well drilled on the Land, Lessee shall level and fill all sump holes and excavations, shall remove all debris, and shall maintain the location of such well in a clean and sanitary condition.

(e) Lessee in its operations on the Property shall at any and all times give due and proper regard for the rights, convenience, and health, welfare and safety of Lessor and all persons lawfully occupying the Property.

(f) Lessee agrees to fencing, and marking with appropriate signage, all permanent facilities, such as individual wells, and to provide temporary fencing during construction, around all areas of operation.

(g) Upon abandonment of any uncompleted or completed well and upon termination of this Agreement, Lessee shall level and fill all sump holes and excavations and shall remove all debris and leave the location of each such well in a clean and sanitary condition, and further, if requested, in writing, by Lessor, the owner of the surface area, or any governmental agency with authority to require such action, Lessee shall cement in and plug each such well in such manner and to such extent as to insure against any discharge from the same.

(h) Any wells drilled by Lessee hereunder shall be drilled in a manner so as not to materially affect any existing well of the surface owner of the Property and sufficient casing shall be set and cemented in such wells drilled by Lessee so as to seal off and protect surface waters.

(i) Lessee agrees to conduct all operations hereunder with reasonable diligence and in accordance with prudent geothermal industry operating practices, including, but not limited to, the operational standards and specifications of the Federal Bureau of Land Management, the California Department of Oil, Gas, and Geothermal Resources, and the applicable California Regional Water Quality Control Board. Lessee shall be liable to Lessor and shall indemnify Lessor for subsidence or surface damages resulting from its operations hereunder, provided that Lessee shall not be liable to Lessor for damage to subsurface structures unless such damage is caused by Lessor's gross negligence or willful misconduct.

(j) Notwithstanding the foregoing, Lessor reserves the right to use this Property for agricultural, ranch, grazing, housing, or other related purpose, or to lease the surface Property and grant easements and licenses on over and across such property to other persons for any purpose and, except as set forth below, any income derived by the Lessor therefrom shall belong entirely to the Lessor, provided however that such use does not include any geothermal development or installation of any facilities related to geothermal development or commercial generation of electricity, and provided that Lessor's activities preserve the existing commercial productivity and environmental integrity of the Property, and provided further that the Lessor's activities do not negatively affect the viability of the Resources in any matter whatsoever or materially impair, delay or increase the cost of the activities of the Lessee hereunder. Lessor agrees to provide to Lessee a copy of any lease agreement entered into between Lessor and any surface tenant regarding the lease of any portion of the Property subject to this Agreement. Lessor agrees to provide any surface tenants with the portions of this Agreement applicable to surface rights, and to notify such surface tenants that their rights are subordinate to the rights of the Lessee hereunder.

(k) Lessee agrees to use its good faith efforts to conduct its activities and operations on the Property in a manner that minimizes the impact thereof on Lessor 's activities and operations on the Property, including Lessor's agricultural activities in the manner being currently conducted.

7. TITLE AND HAZARDOUS SUBSTANCES.

(a) Lessee shall have a period of sixty (60) days after execution of the Agreement to examine title to the Property. If defects in title are revealed to Lessee that would preclude Lessee from having marketable title to the rights granted in the Agreement within the time required by Lessee, Lessee shall give written notice thereof to Lessor within the sixty (60) day period and Lessor shall, at Lessor's option, either remove the defect or defects within sixty (60) days after receiving such notice from Lessee, or terminate this Agreement and refund the Initial Bonus Payment and the annual Advance Royalty payments made by Lessee pursuant to Section 2, above.

(b) Lessee, at its option, may pay and discharge any delinquent taxes, mortgages, trust deeds or other delinquent liens or encumbrances existing, levied or assessed on or against the Resources which Lessor fails or refuses to pay or discharge at Lessee's request; and, in the event Lessee shall exercise such option, Lessee shall have the right, in addition to other remedies provided by law or equity, to reimburse itself by applying to the discharge of any such mortgage, tax or other lien or encumbrances any and all payments accruing to Lessor hereunder.

(c) No well products or surface materials or refuse of any kind from the Property shall be allowed to deposit upon, pass into, or otherwise enter, degrade, or pollute the water supply of the surface owner or others.

(d) All drilling fluids, well products and other substances, the spillage of which would contaminate or otherwise adversely affect the productivity of any portion of the Property not actually occupied or used by Lessee or which would adversely affect the water supply of the surface owner or others, shall be removed by Lessee in such a manner and to such place or places as to insure that such contamination or adverse effect does not occur or continue to occur.

(e) Lessee assumes no responsibility and shall not be held liable for the cost of remediating any environmental conditions which existed or were in the process of formation prior to the Effective Date of this Agreement. Lessee shall only be responsible for remediating new or existing environmental conditions affecting the Property to the extent such conditions are caused or exacerbated by Lessee’s activities upon the Property, including subsidence or subsurface contamination "drawn in" to the Property by Lessee's development or operational activities on or under the Property, and which require remediation pursuant to Federal, state or local environmental laws or the terms of this Agreement.

(f) Lessee covenants and agrees that no action shall be taken on the Property except in compliance with all Federal, state and local environmental laws (collectively, “Environmental Laws”) including without limitation the requirements of applicable Federal state and/or local regulating agencies.

(g) Lessee agrees to notify its employees, agents, contractors, and it successors or assigns of the environmental condition of the Property and to cause such persons to also comply with all Environmental Laws as they relate to the Property.

(h) Lessor covenants and agrees to cooperate with Lessee and to make all reasonable efforts to work with the Environmental Protection Agency, the California Regional Water Quality Control Board, the California Department of Toxic Substances Control and any and all other applicable Federal, state and local government entities to resolve any and all present and future liabilities arising from Lessee’s entering into of performing pursuant to the Agreement.

8. LESSER OR AFTER ACQUIRED INTEREST.

(a) If it should hereafter appear that Lessor, at the time of making this Agreement, owned a lesser interest in the Property than the fee simple estate therein, or less than the entire interest in the Resources contained in and under the Property, then the Rents, royalties, and other payments accruing to Lessor hereunder shall be paid to Lessor in the proportion which Lessor's interest bears to the entire fee simple estate in the Property, or to the entire interest in the Resources.

(b) Notwithstanding the foregoing, should Lessor hereafter acquire any additional rights, title, or interest in or to the Property or the Resources, then any increase in payments of money hereunder necessitated thereby shall commence with the payment next following receipt by Lessee of satisfactory evidence of Lessor’s acquisition of such additional interest.

9. TAXES.

(a) Lessee shall pay all taxes levied and assessed against Lessee’s leasehold interest in the Resources. Lessee shall also pay all taxes levied and assessed against all structures, improvements, and personal property placed upon the Property by Lessee including power plant facilities. Lessor shall pay all taxes levied, and assessed against the Property as such and against any rights thereto not covered by the Agreement. For avoidance of doubt, Lessor shall not be responsible for any income taxes for monies that Lessor does not receive and/or any taxes, fees, costs, or charges associated with the operation of a power plant facility on the Property.

(b) Lessor agrees to pay (through a reduction in royalty) a percentage based upon Lessor’s royalty share of any and all taxes assessed upon any Resources produced and sold by Lessee from the Property, together with the same share of all severance, production, net proceeds, and license taxes or other taxes or assessments levied or assessed on account of the production of Resources from, or allocated to, the Property, and to pay all of any other taxes assessed against the Property, whether the same are assessed to Lessor or Lessee, or otherwise.

(c) Upon Lessor's failure or refusal to pay all or any portion of such taxes or assessments, Lessee is hereby authorized to pay the same on behalf of Lessor and to deduct the amount so paid from any royalties or moneys due to Lessor hereunder.

10. OPERATIONS.

(a) Lessee shall comply with all laws and regulations applicable to its operations hereunder including, but not limited to, requirements for workers compensation insurance as required by the laws of the State of California, the California Department of Oil, Gas, and Geothermal Resources, and/or the California Regional Water Quality Control Board. All operations and acts of Lessee upon the Property shall be performed in a good, safe and workmanlike manner and in accordance with recognized good operating, engineering, and industry standards and practices generally considered most likely to result in the most efficient operation and the maximum economically practicable production of the Resources producible therefrom. All operating sites shall be kept neat, clean, and safe, and operations shall be conducted so as to eliminate, so far as practicable, dust, noise, and noxious odors.

(b) Lessee shall indemnify, hold harmless, and defend Lessor from and against any and all manner of claims, judgments, or lawsuits (including costs and attorneys fees) whatsoever arising from nonperformance of Lessee’s obligations under this Agreement, or arising directly or indirectly out of Lessee's activities hereunder, other than those arising in whole or in part from Lessor's negligence or willful misconduct.

(c) All of the labor to be performed, and all of the materials to be furnished in the operations of Lessee hereunder, shall be at Lessee's sole cost and expense, and Lessor shall not be chargeable with or liable for any part thereof.

(d) Lessee shall protect the Property and Resources from and against nonconsensual liens of every character arising from its operation thereon, and against any consensual liens and encumbrances not authorized under the terms of the Agreement, and shall indemnify, defend, and hold Lessor harmless with respect thereto. However, a nonconsensual lien on the Property shall not constitute a default if Lessee disputes the validity of the claim in good faith, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of such lien has been adjudicated adversely to Lessee. Lessee shall also post and record a Notice of Non-Responsibility on behalf of Lessor in accordance with applicable law.

(e) Prior to commencement of operations hereunder, and at all times thereafter while the Agreement is in effect, Lessee shall obtain and maintain all worker's compensation insurance, liability insurance, and policies of insurance against fire and other risks for which insurance is customarily obtained in similar operations. Lessee shall maintain such insurance at levels and with limits commensurate with Lessee’s operations.

(f) Until drilling of the first well on the Property, such insurance shall include comprehensive general liability coverage with bodily injury limits of not less than $2,000,000 for each occurrence, property damage limits of not less than $1,000,000 for each occurrence, comprehensive automobile liability insurance with bodily injury and property damage limits of not less than $1 ,000,000 for each accident, for owned, leased or rented vehicles, and operator's extra expense (i.e., blowout) insurance, in the amount of $5,000,000 which will cover physical damage to Lessor's property as well as damage to property of third parties such as adjacent landowners.

(g) Lessor shall be added as a named insured in the policies for such insurance. Lessee shall provide copies of the policies to Lessor, and whenever Lessor reasonably so requests, Lessee shall furnish to Lessor evidence that such insurance is being maintained.

(h) Upon drilling of the first well on the Property, Lessee shall maintain all such relevant and necessary insurance at limits reasonably calculated to insure against risks associated with the development of the Property and conversion of the Resources into electricity, heat, power or another form of energy, or for the extraction and processing of by-products, or both, in conjunction with this Agreement.

(i) If Lessee or anyone purchasing Resources from Lessee, constructs a power plant facility on the Property for the conversion of Resources into electricity, heat, power or another form of energy or for the extraction and processing of by-products, or both, and if any such plant facility utilizes Resources produced or obtained from the Property and from other land in the vicinity, Lessee or such purchaser shall have the right and easement to continue to maintain and operate such plant and connected pipeline, transmission line and other associated facilities so long as it utilizes Resources from other land, notwithstanding any cessation of production from the Property or the expiration, termination or forfeiture of the Agreement. In such event, Lessee shall pay to Lessor an annual rent amount based on a determination of a fair value by a licensed appraiser selected by the parties. Alternatively an option to purchase the affected land shall be granted and the purchase price to be determined by negotiation between the parties, or by a licensed appraiser selected by the parties.

(j) Any work or drilling operations preliminary to the drilling in the ground or reworking operations may be undertaken in any order Lessee shall see fit. All such work and operations shall be prosecuted with reasonable diligence and shall be subject to the approval of the Lessor, which consent shall not be unreasonably withheld, and shall be consistent with the intent of this Agreement.

(k) Lessee shall, prior to the initiation of drilling activities, post a bond in the full amount required by the relevant state and/or Federal department or agency to cover the cost of plugging and abandoning all wells to be drilled upon the property.

(l) Permanent groundwater wells shall be installed on or near the Lands to track water quality, and quarterly reports summarizing the data shall be provided to Lessor by Lessee. An annual report analyzing the impact of geothermal operations on the Property and related water resources shall be prepared by Lessee and provided to Lessor. All of the foregoing activities shall be performed by Lessee at its expense.

11 .WATER RIGHTS.

With respect to the Lessee's right to the free use of water resources or water rights, Lessee acknowledges and agrees that such water and water rights are a limited resource and the water available for use by Lessee may require a separate agreement with the Imperial Irrigation District or other governmental entities to arrange for sufficient water for Lessee’s needs above and beyond Lessor's own water usage. Lessor shall fully retain any and all legal rights, including ownership rights and transfer rights which it currently holds or may later be deemed to hold relating to the Property’s water. Lessee’s use of the water shall not diminish, or in any way impact, these legal rights, nor shall Lessor be required to diminish water usage for surface purposes, including all water necessary for farming or agricultural usages. Notwithstanding the above, nothing contained in this Section 11 shall apply to Lessee's use of subsurface groundwater, and Lessee shall be free to drill water wells from the surface of the Property as necessary for its operations and to utilize water developed or uncovered in its geothermal operations for injection purposes or other drilling or development purpose consistent with the terms of this Agreement. For avoidance of doubt, Lessee shall be required to enter into separate agreements with water allocation authorities without impacting allocations to Lessor, provided that Lessor shall cooperate with Lessee to the extent necessary to assist Lessee in obtaining appropriate water allocations.

12. UNITIZATION

(a) Lessee shall have the right, and the obligation to the fullest extent permitted by law, either before or after the commencement of production, to unitize, pool or combine all or any part of the Property with other land or lands or lease or leases (whether held by Lessee or others and whether or not the surface of such lands may be used for development or operating purposes) adjacent, adjoining or in the immediate vicinity of the Property, to comprise one (1) or more operating or development units ("Unit," or, collectively, "Units").

(b) Drilling operations or production on any such Unit shall constitute compliance herewith to the same extent as though such operations or production were on the Property. A Unit may be comprised only of the Property or may be a pooling or combination of all or any part of the Property with other lands or leases (either surface or subsurface). In instances where the Unit is a pooling or combination of the Property with other land or leases, Lessor's participation into any unit shall be determined in accordance with Section 12(d), below.

(c) Lessee's performance of this obligation is subject to its duty as a prudent operator to configure the Unit boundaries in accordance with sound geological reservoir and engineering methods, and to include acreage deemed to be productive (including production and injection capability) while excluding non-productive acreage.

(d) Lessor's participation interest in any Unit organized by Lessee shall be a percentage of the electricity revenues generated from one (1) or more electric power plant facilities which utilize Resources produced from the Property determined by dividing the total acreage of the Property which is included in the Unit, by the total acreage of the Unit (for example, if the Unit totals 3000 acres and all of the Property is included with the Unit, the calculation would be as follows: 600 acres /3000 acres = 20% of the production royalty due Lessor under Section 3 above; hereinafter referred to as "Lessor's Participation Interest").

(e) Each such Unit shall come into existence upon Lessee's execution, in writing, and recordation in the Office of the County Recorder in Imperial County of an instrument identifying and describing the Unit's acreage, and any other filings required by applicable law. Lessee shall at all times keep Lessor informed of the portion of the Property included in any Unit. Lessor may, at their sole cost, retain a qualified geothermal consultant to review the geological and economic basis for such Unit.

(f) In the event that there is a disagreement between Lessor's consultant and Lessee over the inclusion of Property in the Unit, then a single independent consultant, recognized as qualified in the determination of geothermal reservoir structures shall be mutually agreed upon by Lessor's consultant and Lessee. The determination of the third party consultant, whose fee shall be paid in equal portions by the Parties, shall be binding on the Parties.

(g) Lessee shall have the right at any time or times subject to Section 12(e), above, to increase or decrease the size of any Unit; provided, however, any change in the amount of Lessor's royalties resulting from the unitization of all or part of the Property or an increase or decrease of the Property in a Unit shall not be retroactive.

(h) As to each and any such Unit, Lessee shall have the right to comingle for the purpose of utilizing, selling or processing, or causing to be processed, the steam or steam power and/or extractable minerals produced from such Unit with the steam or steam power and/or extractable minerals produced from other lands or units, so long as the production from the Unit which includes all or portions of the Property, is measured, metered or gauged as to Unit production. Unit production so measured, metered or gauged shall then be allocated to the Property in accordance with the provisions of Section ll(a), above.

(i) Allocation, as aforesaid, shall cease upon any termination, either in whole or in part by surrender, forfeiture or otherwise, of this or any other lease covering lands in such Unit as to the lands covered by such terminated lease, or part thereof. In the event of the failure of Lessor's or any other owner's title as to any portion of the Property included in any such Unit, such affected portion of the

Property so included shall likewise be excluded in allocating production from such Unit. However, Lessee shall not be held to account for any production allocated to any Property to be excluded, as aforesaid, from such Unit unless and until Lessee has actual knowledge of the aforesaid circumstances requiring such exclusion.

G) If any taxes of any kind are levied or assessed, other than taxes on the land as such or any rights thereto not covered by the Agreement, any portion of which is chargeable to Lessor under Section 9, below, then the share of such taxes to be borne by Lessor as provided in the Agreement shall be in proportion to the share of the royalty from any such Unit allocated to the Property.

(k) Lessee may, at its sole option, at any time when there is no production in Any such Unit or Resource in quantities triggering payment by Lessee, terminate such Unit by a written declaration in the manner in which it was created consistent with applicable state laws and regulations.

13. FORCE MAJEURE.

Each party's obligations under the Agreement, other than payment of Advance Royalties, in lieu of royalties or other monetary obligations, shall be suspended, and the Term of the Agreement and the period for removal of Lessee's property in the event of termination shall be extended, while such party is prevented from complying therewith by: strikes; lockouts; riots; action of the elements, including, but not limited to fire, explosion, flood, volcanic activity, earthquakes, or tidal waves; accidents; delays in transportation; inability to secure labor or materials in the open market; laws, rules, regulations or actions of any federal, state, municipal or other governmental agency, authority or representative having jurisdiction, including failure or delay in issuance of necessary permits or approvals; Section 5, above described occurrences; war, whether declared or undeclared; acts of God; litigation or administrative proceedings affecting title to Property covered hereby or operations thereon; or by other matters or conditions beyond the reasonable control of such party, whether or not similar to the conditions or matters in this section specifically enumerated ("Force Majeure"). Notwithstanding the foregoing, if a Force Majeure event continues for a period in excess of six (6) months, Lessee shall be required to make advance royalty payments to the Lessor at the amounts listed in Section 2(g), above, less any amounts paid as royalties to the Lessor during such period, provided that the maximum extension period shall be five (5) years.

14. SURRENDER.

(a) At any time, and from time to time hereunder, Lessee shall have the right to terminate, surrender and relinquish this Agreement, or all or any portion hereof as it may relate to all or any portion of the Property, by giving written notice to Lessor of such election, by executing and delivering to the Lessor or placing of record in Imperial County a quitclaim deed or deeds covering all or any part of the Property so surrendered.

(b) Such surrender will be effective upon delivery of notice as provided in Section 23, below, but shall not release Lessee from any liability or obligation arising prior to the Effective Date of said notice or any obligation which survives the termination hereof.

(c) Upon such surrender, Lessee shall have no further obligations under this Agreement with respect to the Property, or to such portion thereof to which surrender applies, except for any liability or obligation accruing prior to the Effective Date of such surrender or which expressly or by obvious implication survives the termination hereof.

(d) In the event that Lessee surrenders this Agreement as to all of the Property, Lessor shall retain the royalties and rentals previously paid to Lessor hereunder as full consideration for the rights granted herein. A partial termination, surrender, or relinquishment shall not reduce Lessee's royalty or other payment obligations.

(e) Notwithstanding such surrender, Lessee shall nevertheless, subject to approval of the Lessor, retain such rights-of-way and easements over, upon, through, and across the Property so surrendered as shall be necessary or convenient for Lessee's operations on so much of the Property as shall then be retained by Lessee under the Agreement.

15. BREACH OF AGREEMENT BY LESSEE.

(a) If Lessee shall fail to pay any installment of royalty, or any Rent when due, and if such default shall continue for a period of thirty (30) business days after receipt by Lessee of written notice thereof from Lessor to Lessee, then at the option of Lessor, the Lease shall terminate as to any portions thereof or any interests therein as to which Lessee is in default; provided, however, that if there be a bona fide dispute as to the amount due and all undisputed amounts are paid, said thirty (30) day period shall be extended until five (5) days after such dispute is settled by final court decree, binding arbitration or agreement. Delinquent rents or royalties shall bear interest at prevailing western bank prime rate, plus one and one-half percent (1 liz%) until paid, or, if lower, the highest rate permitted by applicable law.

(b) If Lessee shall be in default in the performance of any obligations under the Agreement other than the payment of royalty, in lieu of royalty or Rent, and if for a period of sixty (60) days after written notice is given to Lessee by Lessor of such default, Lessee shall fail to commence and thereafter diligently and in good faith prosecute action to remedy such default, Lessor may terminate the Agreement.

(c) However, to the extent that the default is not capable of being remedied in said period, Lessee shall have an additional reasonable period of time to remedy such default.

(d) No default in the performance of any condition or obligation hereof or termination by reason thereof shall affect the rights of Lessee hereunder with respect to any drilling, injection, disposal, or producing well or wells and related facilities and rights of access thereto, in regard to which Lessee is not in default.

(e) Disputes or differences between Lessor and Lessee shall not interrupt performance or the continuation of operations. In the event of any dispute or difference, operations shall be continued in the same manner as prior to such dispute or difference until the matters in dispute have been resolved, and thereupon such payments or restrictions shall be made as may be required under the terms of the settlement or other resolution of the dispute.

16. REMOVAL OF LESSEE'S PROPERTY: ACTIONS UPON TERMINATION.

(a) Lessee may at any time during the term of this Agreement remove all or any of the property and fixtures that have been placed by it upon the surface of the Property.

(b) Following termination of this Agreement or any part thereof for any cause, and following abandonment of any well drilled pursuant to the provisions hereof, Lessee shall begin within one (1) month thereafter, and complete within six (6) months thereafter, the removal of all personal property and fixtures which Lessee has brought upon the Property affected by such termination or upon the drill site of such abandoned well; properly plug and abandon such well; fill all sumps; remove all foundations or reduce to ground level to Lessor's reasonable satisfaction; comply with all permits and other obligations regarding cleanup and reclamation; remove all hazardous wastes and substances attributable to the operations of Lessee hereunder; and as nearly as practicable, restore the areas affected by such termination or abandonment to the condition in which they were prior to the commencement of its operations hereunder.

(c) The one (1) month and six (6) month periods referred to in the previous subsection may be extended as necessary with the consent of the Lessor, which consent shall not be unreasonably withheld, if Lessee is diligently pursuing the activities described therein (i.e. the initiation and removal of the property and fixtures, etc.).

(d) The ownership of any of Lessee's property not removed by it during the period herein provided shall, in the absence of Force Majeure as defined in Section 13, above, at the option of Lessor, be deemed abandoned by Lessee and shall pass to Lessor without further act of the Parties, or either of them, effective upon expiration of such period, unless Lessor expressly disclaims ownership of such property and fixtures within sixty (60) days after the expiration of the aforementioned six (6) month period.

(e) Upon final termination of this Agreement as to all of the Property, all the rights and obligations under this Agreement, except those arising or accruing prior to such termination, and except any obligations which expressly or by obvious implication survive termination, of Lessor and Lessee hereunder with respect to the Property shall terminate and be relinquished.

(f) Upon any termination or surrender of this Agreement, whether partial or complete, Lessee shall provide to Lessor within sixty (60) calendar days a document in recordable form, acceptable to counsel for Lessor, evidencing such termination or partial or complete surrender of Lessee's rights hereunder, and quitclaiming the Property and all water rights acquired in connection with the Property to Lessor. If Lessee fails or refuses to provide to Lessor the required termination notice in recordable form within sixty (60) days of the date Lessee terminates or surrenders all or a portion of this Agreement, Lessee shall pay Lessor One dollar ($ 1.00) per day until such notice is provided to Lessor.

(g) Lessee shall, within sixty (60) days after termination of this Agreement, provide to Lessor all maps, technical reports and other documents, drilling data, exploration data, test data, title information, and all other information which Lessee may have acquired, or may thereafter acquire, pertaining to the Property other than proprietary interpretive materials or data. Lessee shall not be responsible for the accuracy of any such information, or have any liability to Lessor, or to any other persons to whom such information is given by Lessor, relative to any reliance thereon. Lessee will permit Lessor to take possession of all available core and samples but Lessee may destroy or dispose of any such core and samples not removed by Lessor within one hundred eighty (180) days after termination hereof.

17. ASSIGNMENT.

(a) On or after September 1 , 2009, Lessee shall have the right, subject to the prior written consent of Lessor, which consent shall not be unreasonably withheld, to assign all or any part of its rights or interest in and to this Agreement, including, but not limited to, Lessee's right to occupy such portions of the surface of the Property as may be necessary for the construction of plants and other facilities.

(b) At any time after the Effective Date, Lessee may assign this Agreement to (1) an Assignee which is either wholly-owned or controlled by Lessee, or is part of an affiliate group controlled by Lessee, and who expressly assumes the rights and obligation of Lessee under the Agreement, or (2), a Leasehold Lender as defined in Section 19, below.

(c) No assignment by either Party hereunder shall be effective for any purpose whatsoever unless and until a certified copy of the recorded instrument or assignment, or, if such assignment shall have been recorded only in short form, a true and complete copy of the instrument described in such short form under the true signatures of each of the parties thereto, together with a certified copy of such recorded short form, shall be given to the other party, in the same manner as is provided for a notice hereunder.

(d) Lessor shall have the right to assign all or any interest in the Property upon written notice to the Lessee, without restriction; provided, however, Lessor shall inform any such assignee of the existence of this Agreement.

18. ADDITIONAL OPERATIONS.

(a) For the consideration paid at the time of execution of this Agreement and without any additional consideration to be paid therefor, except as provided below, Lessor hereby grants to Lessee, its successors and assigns, the following rights, rights-of-way and easements in, under, upon, through and across the Property, which may be exercised at any time, or from time to time during the duration of the Lease, and as long thereafter as Lessee exercises any of the rights granted in this Section 18:

(1) Subject to the permission of the Lessor of the Property, the sole and exclusive right to locate a well or wells on the surface of the Property and to slant drill said well or wells into, under, across, and through the Property and into and under property other than the Property, (subject to the rights of the owners of such other property to oppose or limit intrusions into their property);

(2) Together with the right to repair, redrill, deepen, maintain, InJect in, rework, and operate or abandon such well or wells for the production of Resources from such other property;

(3) Together with the right to develop water from the Property for any of Lessee's operations pursuant to this Section 18;

(4) Together with the right to construct, erect, maintain, use, operate, replace, and remove all pipelines, power lines, telephone lines, tanks, machinery and other facilities;

(5) Together with all other rights necessary or convenient for Lessee's operations under this section, and

(6) Together with rights of way for passage over and upon and across and ingress and egress to and from the Property; and

(7) The sole and exclusive right to drill into and through the Property below a depth of five hundred feet (500') from the surface thereof, by means of a well or wells drilled from the surface of property other than the Property, and the right to abandon or repair, redrill, deepen, maintain, inject in, rework, and operate such well or wells for the production of Resources from property other than the Property.

(b) Any well drilled under the provisions of this Section 18 shall be drilled so that the producing or injecting interval thereof shall lie wholly outside the boundary of the Property, and Lessor recognizes and agrees that Lessor shall have no interest in any such well or wells drilled pursuant to this Section 18, or any production therefrom, except that Lessor shall receive a "pass-through royalty" equal to one-half of one percent of gross revenue received by the Lessee from resources or minerals from wells bottomed outside the Property, unless such well is within a Unit referenced in Section 12, above. This royalty shall also be payable with respect to wells drilled through the Property, even if the surface site is outside the Property and the well bottom is outside the Property.

(c) Any surrender or termination under any other provision of the Agreement shall be effective notwithstanding the fact that Lessee in and by such surrender or termination reserves the right granted to Lessee under this Section 18, and regardless of such surrender or termination, the rights granted under this Section 18 shall continue for the Term hereinabove granted in this Section 18. Provided that in the event that Lessor is not receiving any royalty or rental income under this Agreement (other than what is provided in this Section 18), then Lessee shall also be required to pay to the Lessor the surface Advance Royalties referenced in Section 2(g), above, and if Mineral Lessor is not receiving any royalty income under this Agreement (other than what is provided in this Section 18), Mineral Lessor shall have the right to terminate this Agreement as to the mineral interest upon ninety (90) days notice to the Lessee.

19. PROTECTION OF MORTGAGEE.

(a) Lessee shall have the right at all times during the term of the Agreement, with the consent of Lessor, which consent shall not be unreasonably withheld, to obtain bona fide loans (including through special purpose revenue bonds) and to secure such loans by encumbering the leasehold estate created by the Agreement by any mortgage, deed of trust or other security instrument, including, without limitation, an assignment of the rents, issues and profits therefrom, ("Leasehold Mortgages").

(b) The proceeds of such loans, however, shall be used for the planning, financing, development, design, purchase, construction, maintenance, and operation of one (1) or more power plant facilities, well fields and related equipment, personal property, fixtures and improvements necessary or desirable in the operation of such facilities on the Property or utilizing Resources produced from the Property.

(c) It shall be unreasonable for Lessor to withhold consent to a Leasehold Mortgage if the lender is a recognized lending or financial institution (including insurance companies) that is financially sound, or is the Federal government, the State of California and/or a bona fide municipality of the State of California.

(d) During the continuance of each and every Leasehold Mortgage and until such time as the lien of each and every Leasehold Mortgage has been extinguished, Lessor and Lessee shall cooperate in including in the Agreement any provision which may be reasonably requested by an owner or holder of the Leasehold Mortgage ("Leasehold Lender") by suitable amendment or other instrument, including site leases, easements, or licenses granted thereunder.

(e) Lessor and Lessee further agree that any equity participant in the development of one (1) or more electrical power plant facilities which utilize Resources produced from the Property, for the purpose of implementing mortgagee protection provisions, to allow the Leasehold Lender or equity participant reasonable means to protect or preserve the lien of the Leasehold Mortgage and to protect the rights and interest of any such equity participant on the occurrence of a default by Lessee under the terms of the Lease.

(f) Lessor and Lessee each agree to execute, deliver, and acknowledge any agreement necessary to effectuate any such amendment or other instrument.

(g) Lessor shall have no obligation to execute such amendment or other instrument which in any way affects the Term hereof, the indemnities provided herein, or Rent or royalties payable under the Agreement, or otherwise materially affects the rights or obligations of Lessor hereunder.

20. ESTOPPEL CERTIFICATES.

Within ten (10) business days of a request by the other Party, each of the Parties shall, without charge, certify by written instrument, duly executed, and acknowledged, and deliver to the other Party or its designees, the following (if factually correct and without material omission).

(a) That the Agreement is in full force and effect;

(b) That no events have occurred which, with the giving of notice, or passage of time, or both, would constitute a material default under the terms of the Agreement;

(c) That the Agreement may be assigned or subleased as security to secure financing or continue such financing to benefit the Agreement;

(d) That Lessor will afford the Leasehold Lender or any party holding a security interest in the Agreement all opportunities available to Lessee to cure any defaults under the Agreement; and

(e) Such other reasonable information and in such reasonable form as either Party may request.

21. RIGHT TO INSPECT RECORDS.

(a) Lessor and/or its designated agents may at all reasonable times, but at their sole risk and expense, examine the Property and the workings, installations, structures and operations of Lessee thereon.

(b) Lessor shall do so in such manner as not to unreasonably interfere with Lessee's operations.

(c) Lessee shall keep full and correct copies of its books and records with respect to all matters relevant to the royalty and other rights of Lessor hereunder, and Lessor or their agents may at all reasonable times, but at their sole risk and expense, inspect and copy the same.

(d) Within twenty (20) days after the end of each lease year during the Term of this Agreement, and consistent with Section 2(c), above, Lessee shall deliver to Lessor a written report summarizing the exploration, development, construction, and related work performed on and the production of Resources from the Property during the preceding annual period, or, if no such work was performed or Resources produced during said preceding annual period, a written report so stating.

(e) It is expressly agreed, however, that nothing herein shall require Lessee to disclose to Lessor any secret processes, or data pertaining to any secret process with respect to the treatment or processing of Resources, steam, condensates of steam, or by-products thereof, or of affluence from wells.

(f) Lessor shall have a period not to exceed twenty-four (24) months after the receipt of any royalty statement to audit the records of Lessee to make sure that royalty payments are accurate. If as a result of that audit, there is an adjustment of more than ten percent (10%) of the royalties due to the Lessor, the cost of the audit shall be born by the Lessee. In all other events the cost of the audit shall be born by the Lessor.

22. FEES AND BONDS.

Lessee shall, at its sole cost and expense, and without recourse against Lessor:

(a) Pay all fees and other charges payable by either Lessee or Lessor to the State of California, or any agency thereof, or to any other governmental entity or agency thereof, for, or with respect to, or in connection with, or for the supervision of, or official action with respect to, the drilling, redrilling, deepening, operation or abandonment of each well on the Property, and

(b) Obtain insuring bonds or agreements, legally sufficient as to issuer, amount, coverage and terms, as are required by the State of California or any agency thereof to be filed or deposited by either Lessee or Lessor for, or with respect to, or in connection with, or for the supervision of, or official action with respect to, the drilling, redrilling, deepening, operation or abandonment of any well on the Property or the drilling or other operations of Lessee on or with respect to the Property.

(c) The provisions of this Section 22 are subject to the covenants and provisions contained in Section 7, above and nothing herein provided shall require Lessee to assume or provide such fees or bonds for CERCLA Liability.

23. NOTICES.

Any required notice or other communication hereunder from Lessor to Lessee shall be given, in writing, by sending the same by prepaid registered or certified mail (return receipt requested), or national expedited mail delivery service with return receipt, addressed to Lessee:

Iceland America Energy, Inc.
707 Wilshire Boulevard, Suite 4500
Los Angeles, CA 90017-3609
Attention: Tal C. Finney

and any notice or other communication hereunder from Lessee to Lessor shall be given in like manner to Lessor addressed to Lessor:

With a Copy to:

The Parties may, by like notice at any time, and from time to time, change their respective addresses for the purposes hereof. Postmark dates on registry receipts for such notices shall be conclusive as to the date of mailing.

24. ENTIRETY CLAUSE.

(a) If the Property shall hereafter be owned in severalty, or in separate tracts, the premises nevertheless shall be developed and operated as one lease, and all royalties accruing hereunder shall be treated as an entirety, and shall be divided among and paid to such separate owners in the proportion that the acreage owned by such separate owner bears to the entire leased acreage. Any payment required to be made by Lessee pursuant to the foregoing shall be paid in accordance with the provisions in Section 4, above.

(b) There shall be no obligation on the part of the Lessee to off-set wells on separate tracts unto which the Property covered by the Agreement may be hereafter divided by sale, devise, unitization, or otherwise, or to furnish separate measuring or receiving facilities.

25. REPRESENTATION AND WARRANTIES.

The Lessee represents and warrants to the Lessor that:

(a) the execution, delivery and performance of this Lease, and the transactions contemplated herein, are within the corporate power and authority of the Lessee, and have been authorized by all necessary corporate action of the Lessee;

(b) this Lease constitutes a valid and binding obligation of the Lessee, enforceable against the Lessee in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceeding;

(c) Lessee has, or will have, the financial capacity to adequately and sufficiently develop the Property and construct a power plant facility with a capacity of 50 megawatts or greater in proximity to the Property, if Commercial Quantities of geothermal energy are developed;

(d) Lessee is capable of acquiring, and will utilize its best efforts to acquire, all of the necessary licenses or permits required by the State of California to act as operator of the Property;

(e) Lessee is qualified to do business in the State of California; and

(f) No third party consent is required for the Lessee to enter into this Lease transaction or to perform its obligations as required under this Lease.

The Lessor represent and warrant to the Lessee that:

(a) the Lessor is the owner of the Property and has full rights, title and interest in the Property necessary in order to lease and convey the Property as provided herein;

(b) the execution, delivery and performance of this Lease, and the transactions contemplated herein, are within the power and authority of the Lessor, and have been authorized by all necessary action of the Lessor; and

(c) this Lease constitutes a valid and binding obligation of the Lessor, enforceable against the Lessor in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceeding.

26. SEVERABILITY.

If any part, portion or provision of this Agreement shall be found or declared null, void or unenforceable for any reason whatsoever by any court of competent jurisdiction, or by any governmental agency having authority, then only such part, portion or provision shall be affected thereby and the remainder of this instrument shall continue in full force and effect. The foregoing provisions of this Agreement shall be severable for the purposes of the provisions of this Section 26.

27. LEASE CONTAINS ALL AGREEMENTS.

It is expressly understood and agreed by the Parties hereto that this Agreement and the exhibits attached hereto and forming a part hereof as of the date hereof set forth all of the promises, agreements, conditions and understandings between Lessor and Lessee with respect to the Property, and supersede all prior agreements, arrangements or understandings, and that there are no promises, agreements, conditions or understandings, either oral or written, between them with respect to the Property as of the date hereof other than are herein set forth. It is further understood and agreed that no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Lessor and Lessee unless reduced to writing and signed by them.

28. COUNTERPARTS.

(a) The Agreement may be executed in any number of counterparts by any person having an interest in the Property with the same force and effect as if Lessor and Lessee herein were named as Lessor and Lessee in one document and had all signed the same document. All counterparts shall be construed together and shall constitute one (1) Agreement. The failure of any person owning an interest in the Property to execute a counterpart hereof, or the failure of any person named as Lessor in any counterpart to execute the same, shall not affect the binding force of the Lease as to those who have executed or shall execute a counterpart hereof.

29. NOTICE OF LEASE

The Parties shall execute a memorandum of this Agreement in a form acceptable for recording in the county where the Property is located, which shall identify the Parties, the Property covered by the Agreement, the term of the Agreement, and other appropriate provisions as either Party or any Leasehold Lender may reasonably request.

30. BINDING EFFECT

The Agreement and all of the terms, covenants and conditions hereof shall extend to and be binding upon the respective heirs, executors, administrators, grantees, successors and assigns of the Parties hereto.

31 NO PARTNERSHIP.

The Parties acknowledge that the relationship between them shall not be in the nature of a partnership for tax or state law purposes, and that fiduciary duties between the Parties do not exist, except to the extent specifically referenced in this Agreement. Each Party shall separately report tax consequences for federal and state income tax purposes and is not required to share such information with the other Party, except as specifically provided herein with respect to audit rights.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date first stated above.

LESSEE

By: John Curtis Rutherford

By: Suzanne Lewis Rutherford
Rutherford Family Trust
Dated April 13, 1992

By: Tracy L. Rutherford, Trustee

LESSOR ICELAND AMERICA ENERGY, Inc.

Agnus Johannesson
Its: Chief Executive Officer